Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Insight Enterprises, Inc.:
We consent to the incorporation by reference in the registration statement Nos. 333-238543 and 333-176021 on Form S-8 of Insight Enterprises, Inc. of our reports dated February 18, 2022, with respect to the consolidated financial statements of Insight Enterprises, Inc. and the effectiveness of internal control over financial reporting which reports appear in the Form 10-K of Insight Enterprises, Inc. dated February 18, 2022.
/s/ KPMG LLP
Phoenix, Arizona
February 18, 2022